UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009 (April 15, 2009)

CPG INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134089	20-2779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Corey Street, Scranton, Pennsylvania	18505
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 558-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On April 15, 2009, Ralph Bruno, president of AZEK Building Products Inc. (“AZEK”), and AZEK mutually agreed that Mr. Bruno’s employment with AZEK shall terminate effective as of May 15, 2009.

(e)        Also on April 15, 2009, CPG International I Inc. (“CPG Int’l I”), AZEK Building Products Inc. (“AZEK”), CPG International Holdings LP (“CPG LP”), and Ralph Bruno entered into a Separation Agreement and Release, pursuant to which Mr. Bruno will cease to serve as president of AZEK and will separate from service in all capacities with AZEK, CPG Int’l I and their respective subsidiaries or affiliates as of May 15, 2009 (the “Separation Date”). The agreement contains a release of claims by Mr. Bruno in favor of CPG Int’l I, AZEK, CPG LP and their subsidiaries and affiliates (“Release”). Pursuant to the agreement, AZEK shall continue to pay Mr. Bruno his base salary for 12 months, subject to Mr. Bruno’s compliance with the Noncompetition Agreement, dated as of May 10, 2005, among Mr. Bruno, CPG International Inc., CPG Int’l I, AZEK and Scranton Products, Inc. (the “Noncompetition Agreement”)) and the Release becoming irrevocable. Additionally, CPG LP will purchase 1,000 class B limited partnership units of CPG LP from Mr. Bruno for an aggregate purchase price of $14,921, and will purchase 293.81 class A limited partnership units of CPG LP from Mr. Bruno for an aggregate purchase price of $403,842, with such payments to be made on the thirtieth day following the date of the agreement, provided the Release has become irrevocable by such date. Following the Separation Date, Mr. Bruno will continue to hold 350 class B limited partnership units of CPG LP (subject to an optional right of redemption by CPG LP if Mr. Bruno breaches the covenants set forth in the Noncompetition Agreement) and 437.19 class A limited partnership units of CPG LP. The restrictions contained in Noncompetition Agreement with respect to competition and solicitation shall terminate on May 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPG International Inc.
	By:	/s/ SCOTT HARRISON
Dated: April 20, 2009		Scott Harrison
Executive Vice President and Chief Financial Officer